Exhibit 16.1

[BDO USA, LLP Letterhead]

April 4, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Madams:

We have read the statements made by AmTrust Financial Services, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of AmTrust Financial Services, Inc. dated April 4, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ BDO USA, LLP